Exhibit 99.1
Tattooed Chef To Correct Certain Expenses in Prior Reporting Periods
To Address Technical Accounting Issues

PARAMOUNT, Calif., – October 12, 2022 – Tattooed Chef, Inc. (Nasdaq: TTCF) (“Tattooed Chef” or the “Company”), a leader in plant-based foods, announced today that it will restate its quarterly and annual financial statements for 2021, and quarterly financial statements for the first and second quarterly periods of 2022.
On October 6, 2022, the Company received a written notice from its former independent registered public accounting firm, BDO USA, LLP, that the Company’s annual consolidated financial statements for the year ended December 31, 2021, and accompanying audit report, and unaudited interim condensed consolidated financial statements for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, each as previously filed with the Securities and Exchange Commission (“SEC”), were materially misstated and should no longer be relied upon and should be restated, because the Company: incorrectly recorded expenses related to a multi-vendor mailer program with a large customer as operating expenses rather than reduction of revenue, and expenses for advertising placement by a marketing services firm on a straight-line basis over the life of the contract rather than when the services were actually rendered. The corrections do not affect the Company’s cash position. Moreover, the Company expects that the restatements will have no effect on its current and future operations.
For the reasons set forth above, the Board, after consultation with the Audit Committee, has also determined that the Company’s unaudited interim condensed financial statements for the quarters ended March 31, 2022 and June 30, 2022 should no longer be relied upon.
The Company intends to restate the audited and unaudited consolidated financial statements for the periods identified above. The Company expects to file the restated consolidated financial statements with the SEC on or before the filing of the Company’s Report on Form 10-Q for the quarterly period ended September 30, 2022.
The restatements are expected to result in the following adjustments to the periods identified above:
•A decrease in net revenue and gross profit between approximately $0 million and $5 million, depending on the period.
•Operating expenses, ranging from an expected decline of approximately $4 million to an expected increase of approximately $1 million, depending on the period; and net loss, ranging from an expected decrease of approximately $1 million to an expected increase of approximately $4 million, depending on the period.
•For the six months ended June 30, 2022, net revenue is expected to decline by approximately $5 million to approximately $125 million, primarily related to the above referenced recording of expenses related to a multi-vendor mailer program, a $5 million decrease in gross profit, a $1 million decrease in operating expenses, and a $4 million increase in net loss.
At this time, the Company has not fully completed its review and the expected financial impact of the restatements described above is preliminary and subject to change. The Company cannot predict whether additional periods beyond those referenced above will be affected and the final outcome or timing of the Company’s filing of restated financial statements for the affected annual and quarterly periods.
The Company is filing today with the SEC a Form 8-K regarding the restatements that will include associated disclosures and the estimated impacts for each of the periods subject to restatement, a copy of which is available free of charge at www.sec.gov.

About Tattooed Chef
Tattooed Chef is a leading plant-based food company offering a broad portfolio of innovative and sustainably sourced plant-based foods. Tattooed Chef’s signature products include ready-to-cook bowls, zucchini spirals, riced cauliflower, acai and smoothie bowls, cauliflower pizza crusts, wood-fired plant-based pizzas, handheld burritos, quesadillas, and Mexican entrees, which are available in the frozen food sections of leading national retail food and club stores across the United States as well as on Tattooed Chef’s e-commerce site. Understanding consumer lifestyle and food trends, a commitment to innovation, and self-manufacturing allows Tattooed Chef to continuously introduce new products. Tattooed Chef provides approachable, great tasting and chef-created products to the growing group of plant-based consumers as well as the mainstream marketplace. For more information, please visit www.tattooedchef.com.
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Forward Looking Statements
This notice contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning us and other matters. These statements may discuss goals, intentions and expectations as to future plans or events, based on current beliefs of management, as well as assumptions made by, and information currently available to, management. Forward-looking statements may be accompanied by words such as “will” “expect,” “anticipate,” “accretive,” “opportunity,” “expand,” “potential” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside our control. We caution readers not to place undue reliance upon any forward-looking statements.

INVESTORS
Stephanie Dieckmann, CFO	Devin Sullivan, SVP
Tattooed Chef	The Equity Group Inc.
(562) 602-0822	(212) 836-9608
dsullivan@equityny.com

David Shayne, Analyst
The Equity Group Inc.
(212) 836-9628
dshayne@equityny.com